Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”), dated January 19, 2001 is intended to amend, and by this reference be incorporated into, that certain Office Lease dated June 28, 1999 by and between IMPERIAL PROMENADE ASSOCIATES, LLC, a Delaware limited liability company, as “Landlord”, and MSC.SOFTWARE CORPORATION, a Delaware corporation, as “Tenant”, as previously amended by that certain First Amendment to Lease dated August 11, 2000 by and between Landlord and Tenant (collectively, the “Lease”).

Where, and to the extent that, any of the provisions contained in this Amendment are contrary to or inconsistent with any provision contained in the Lease, the provisions contained in this Amendment shall control. All terms not otherwise defined herein but defined in the Lease shall have the same meaning in this Amendment as in the Lease.

The Lease shall be amended in the following respects:

1.             Amends Basic Lease Provisions Item 3:

Description of Premises: Floors 1-7, approximately 13,547 square feet of Floor 8, and Floor 9. Suites 100, 200, 300, 400, 500, 600, 700, 800 and 900

Rentable Area: approximately 194,005 square feet (see Exhibit “A-4”)

2.             Amends Basic Lease Provisions Item 4:

Tenant’s Proportionate Share of Operating Costs:  47.7%

3.             Amends Basic Lease Provisions Item 5:

Basic Annual Rent (see Paragraphs 2 and 20) shall be twelve (12) times the following monthly amounts:

Months During Term	Floors 1-7				Floors 8 & 9	Total

Partial Lease Month:		$7,821.31		per day ($1.49/rentable sq. ft./mo NNN)	$2,732.82 per day ($2.15/rentable sq. ft/mo NNN for Floor 8; $2.30/rentable sq. ft./mo NNN for Floor 9)	$10,554.13 per day

Month 1		$1,254.58		($1.49/rentable sq. ft./mo NNN on balance of Floor 1 leased under this Amendment) (but see Paragraph 20(a))	$0.00 (unless Floors 8 & 9 Commencement Date [hereafter defined] occurs during such month)	$1,254.58

Months 2-5		$1,254.58		($1.49/rentable sq. ft./mo NNN on balance of Floor 1 leased under this Amendment) (but see Paragraph 20(a))	$81,984.65 ($2.15/rentable sq. ft./mo NNN for Floor 8; $2.30/rentable sq. ft./mo NNN for Floor 9 - commencing on Floors 8 & 9 Commencement Date [hereafter defined])	$83,239.23 per month

Months 6-65:		$234,639.24		($1.49/rentable sq. ft./mo NNN)	$81,984.65 ($2.15/rentable sq. ft./mo NNN for Floor 8; $2.30/rentable sq. ft./mo NNN for Floor 9)	$316,623.89 per month

Months 66-125:	$		*		$114,713.26 (12% increase over monthly rent during Months 6-65)	*plus $114,713.26 per month

Months 126-149:	$		**		$128,478.85 (12% increase over monthly rent during Months 66-125)	**plus $128,478.85 per month

*Commencing on the first day of the sixty-sixth (66th) month of the term, Basic Annual Rent for Floors 1-7 shall be increased by the percentage increase, if any, in the Consumer Price Index, Urban Wage Earners and Clerical Workers (Los Angeles-Anaheim-Riverside region; “All Items”; Reference Base Year 1982-1984=100), as published by the United States Department of Labor, Bureau of Labor Statistics or its successor (the “Index”), as follows: The Index for the second month preceding the first day of the sixty-sixth (66th) month of the term shall be compared with the Index for the second month preceding the Commencement Date, and the Basic Annual Rent for Floors 1-7 then in effect shall be increased by the lesser of (i) the amount of the percentage increase, if any, between them, or (ii) ten percent (10%); provided however, in no event shall the Basic Annual Rent for Floors 1-7 be reduced by reason of such computation. If the Index ceases to be published, is published less frequently or is altered in any material respect, then Landlord shall adopt, at its reasonable discretion, a substitute index or substitute procedure which reasonably reflects and monitors changes in consumer prices.

**Commencing on the first day of the one hundred twenty-sixth (126th) month of the term, Basic Annual Rent for Floors 1-7 shall be increased by the percentage increase, if any, in the Index, as follows: The Index for the second month preceding the first day of the one hundred twenty-sixth (126th) month of the term shall be compared with the Index for the second month preceding the sixty-sixth (66th) month of the term, and the Basic Annual Rent for Floors 1-7 then in effect shall be increased by the lesser of (i) the amount of the percentage increase, if any, between them, or (ii) ten percent (10%); provided however, in no event shall the Basic Annual Rent for Floors 1-7 be reduced by reason of such computation. If the Index ceases to be published, is published less frequently or is altered in any material respect, then Landlord shall adopt, at its reasonable discretion, a substitute index or substitute procedure which reasonably reflects and monitors changes in consumer prices.

***Amount includes monthly installments of Basic Annual Rent on the Floor 8 Remainder Space (hereafter defined) pursuant to Paragraph 6 of this Amendment.

4.             Supplements Basic Lease Provisions Item No. 6:

Initial Monthly Installment of Basic Annual Rent Payable Upon Execution of this Amendment:

$ 83,239.23

5.             Amends Basic Lease Provisions Item 10:

Target Commencement Date for Floors 1-7: March 1, 2001

Target Commencement Date for Floors 8 & 9:  May 1, 2001

6.             Replaces Lease Paragraph 20(d):

Expansion Obligation.  Landlord and Tenant acknowledge and agree that a portion of Floor 8 having a square footage of approximately 9,506 rentable square feet is currently occupied by another tenant, and that such space shall not be available for occupancy by Tenant until approximately June, 2006 (the “Floor 8 Remainder Space”). Notwithstanding the estimated availability date, Tenant shall be obligated to lease the Floor 8 Remainder Space upon the first date it becomes available. Tenant shall be obligated to lease the Floor 8 Remainder Space the later of (i) thirty days after Landlord’s delivery of written notice to Tenant specifying that such space will be available, and (ii) the actual date that Landlord makes the space available in accordance with this Amendment.  Landlord shall use commercially reasonable efforts to make the space available as soon as practical after the existing tenant vacates the Floor 8 Remainder Space. Tenant shall be obligated to commence paying Basic Annual Rent on the Floor 8 Remainder Space on the date that Landlord makes such space available to Tenant with all debris and personal property of the existing tenant removed therefrom (such date being hereinafter the “Floor 8 Remainder Space Commencement Date”). From and after the Floor 8 Remainder Space Commencement Date, monthly installments of Basic Annual Rent shall be increased by the amount of $20,437.90 per month, subject to adjustment in accordance with Item 5 of the Basic Lease Provisions; provided, however, that if the Floor 8 Remainder Space Commencement Date occurs on a date other than the first (1st) day of a calendar month, then Tenant shall pay rent on the Floor 8 Remainder Space for such Partial Lease Month in the amount of $681.26 per day for each day of such partial month from and after the Floor 8 Remainder Space Commencement Date. In addition, from and after the Floor 8 Remainder Space Commencement Date:

(i)            Basic Lease Provisions Item 3 shall be deemed amended as follows:

Description of Premises: Floors 1-9. Suites 100, 200, 300, 400, 500, 600, 700, 800, and 900.

Rentable Area: Approximately 203,511 square feet (see Exhibit “A-4”)

(ii)           Item 4 of the Basic Lease Provisions shall be deemed amended as follows:

Tenant’s Proportionate Share of Operating Costs: 50%

7.                                       In connection with the tenant improvements for Floor 8 (other than the Floor 8 Remainder Space) and Floor 9 only (the “Floors 8 & 9 Tenant Work”), Landlord shall provide Tenant with an allowance in the amount of up to Thirty Dollars ($30.00) per usable square foot of Floor 8 (other than the Floor 8 Remainder Space) and Floor 9 to be used towards the cost of the design, purchase and construction of the Floors 8 & 9 Tenant Work, including without limitation all permits and fees, contractors’ charges and general conditions, performance bond premiums, and construction management fees. Tenant shall pay the excess of all costs to complete the Floors 8 & 9 Tenant Work over the amount of such allowance available to defray such costs. Prior to commencement of such Floors 8 & 9 Tenant Work, Landlord shall prepare and submit to Tenant a written estimate of the costs incurred to date on such work, the estimated remaining cost to complete such work, and any amount of such costs in excess of the allowance. Within five (5) days after receipt of such notice, Tenant shall deliver to Landlord the full amount of such excess. In addition, within sixty (60) days after completion of the Floors 8 & 9 Tenant Work, Landlord shall determine the actual final costs therefore and shall submit a written statement of such amount to Tenant. If any estimate previously paid by Tenant exceeds the amount due hereunder from Tenant for such work, such excess shall be refunded to Tenant; if any amount is still due from Tenant for such work, then Tenant shall pay such amount in full within ten (10) days of receipt of Landlord’s statement. All other terms and conditions of the existing Work Letter to the Lease, where applicable, shall apply to the Floors 8 & 9 Tenant Work. With respect to the Floor 8 Remainder Space, if Tenant timely and validly meets its Expansion Obligation as outlined herein, and such Floor 8 Remainder Space has been previously built-out, Landlord shall provide Tenant with an improvement allowance of Ten Dollars ($10.00) per Usable Square Foot of the Floor 8 Remainder Space. If such portion of the Floor 8 Remainder Space has not been previously built-out, Landlord shall provide Tenant with an improvement allowance of Thirty Dollars ($30.00) per Usable Square Foot of the Floor 8 Remainder Space. Notwithstanding the foregoing, (i) Landlord shall, at Landlord’s expense, provide bathrooms on Floors 8 and 9 meeting the same standards as previously agreed between Landlord and Tenant for Floors 1-7, and (ii) Landlord shall at Landlord’s expense install Fiber MPOE Room in an area to be designated by Landlord in the portion of Floor 1 being leased by Tenant under this Amendment, and such area shall be designated as a part of the Common Areas of the Building.  The square footage and the rent associated with such MPOE room, if necessary, shall be deducted from Tenant’s Premises and shall be confirmed by Lease amendment.

8.                                       Notwithstanding the Target Commencement Dates set forth in Item 10 of the Basic Lease Provisions, Paragraph 1(b) of the Lease or Paragraph 7 of the Work Letter, (i) the Commencement Date, as set forth in the Lease, for the Premises (as modified by this Amendment) shall be based on substantial completion (as defined in Paragraph 7 of the Work Letter) of Floors 1 (excluding that portion of Floor 1 leased under this Amendment) through 5 only, and notwithstanding the actual date of substantial completion for the balance of Floor 1 or Floors 6 through 9, and (ii) Tenant’s obligation to commence the payment of monthly installments of Basic Annual Rent on Floors 8 and 9 shall commence on the earlier to occur of substantial completion of the Floors 8 & 9 Tenant Work or May 1, 2001 (such earlier date being hereafter the “Floor 8 & 9 Commencement Date”), and if such Floors 8 & 9 Commencement Date occurs on a date other than the first (1st) day of the calendar month, then Tenant shall pay rent on Floors 8 and 9 for such Partial Lease Month in the amount set forth in Item 5 of the Basic Lease Provisions for each day of such partial month from and after the Floors 8 & 9 Commencement Date. Notwithstanding the foregoing, subject to Tenant Delays and delays outside of the reasonable control of Landlord, commonly considered force majeure, Landlord shall use commercially reasonable efforts to substantially complete the Floors 8 & 9 Tenant Work as soon as possible.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date stated above.

LANDLORD		TENANT

IMPERIAL PROMENADE ASSOCIATES, LLC, a Delaware limited liability company		MSC SOFTWARE CORPORATION, a Delaware corporation

By:	/s/ Curtis R. Olson	By:	/s/ Frank Perna
	Curtis R. Olson, Managing Member		Its:

Date:	1-22-01	Date:

		By:	/s/ Louis A. Greco
Its:

		Date:	1-17-01